EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-219212, filed July 10, 2017 and amended on June 11, 2020; and No. 333-226646, filed August 7, 2018 and amended on June 11, 2020) and Form S-3 (No. 333-251174, filed on December 7, 2020) of GrowGeneration Corp. (the “Company”) of our report dated March 9, 2022, except for the effects of the change in segments described in Notes 2, 6, 12 and 14, as to which the date is March 13, 2024, relating to the consolidated financial statements of the Company for the year ended December 31, 2021 which appear in this Annual Report on Form 10-K.

/s/ Plante Moran, PLLC

Dated: March 13, 2024